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                                                                    EXHIBIT 23.2

The Board of Directors
DXP Enterprises, Inc.

We consent to the use of our report dated May 27, 1997 with respect to the consolidated balance sheets of Strategic Supply, Inc. and subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of operations and retained earnings (accumulated deficit) and cash flows for each of the years in the three-year period ended December 31, 1996 included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP

El Paso, Texas

December 1, 1998